UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 20, 2006

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	333-64687	13-3634726
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On June 20, 2006 Great Lakes Dredge & Dock Corporation’s (“Great Lakes” or “Company”) parent company, GLDD Acquisitions Corp (“GLDD Acquisitions”), signed an Agreement and Plan of Merger (“Agreement”) with Aldabra Acquisition Corporation (OTC Bulletin Board: ALBAU.OB, “Aldabra”).  Aldabra is a blank check company. The Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Under the terms of the Agreement, GLDD Acquisitions will merge with a subsidiary of Aldabra and GLDD Acquisitions’ stockholders will receive common stock of Aldabra.  Aldabra will then merge into an indirect wholly-owned subsidiary and, in connection with this holding company merger, the stockholders of Aldabra (including the former GLDD Acquisitions’ stockholders) will receive stock in a new holding company, which will shortly after closing be renamed Great Lakes Dredge & Dock Corporation.  The surviving corporation will be owned approximately 67% by affiliates of Madison Dearborn Partners, LLC, a Chicago based private equity firm and approximately 5% by Great Lakes’ management (based on Aldabra’s current price per share and assuming no exercise of conversion rights by Aldabra stockholders), before giving effect to the exercise of any outstanding Aldabra warrants.  The actual ownership percentages will depend on the final exchange ratio which will be based on the average closing price of Aldabra common stock for the ten trading days ending three trading days prior to the consummation of the merger (the “Average Price”).  The number of Aldabra shares issuable in connection with the transaction will be the greater of (i) $160 million divided by the Average Price and (ii) 27,273,000 shares. The available cash of Aldabra will be used to pay down the Company’s senior bank term debt.  The Company’s $175,000,000 of 7 ¾ Senior Subordinated Notes due 2013 will remain outstanding.

The transaction has been approved by the boards of both Great Lakes and Aldabra, but is subject to customary closing conditions including review under the Hart-Scott-Rodino Act and the approval of Aldabra’s stockholders.  In addition, the closing is conditioned on the holders of fewer than 20% of the shares of common stock of Aldabra issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra's certificate of incorporation.  The transaction is anticipated to close during the fall of 2006.

Stockholders of Great Lakes and Aldabra are urged to read the Registration Statement on Form S-4, which includes a prospectus and the Aldabra proxy statement, when it becomes available as it will contain important information regarding Great Lakes and the transaction.  Copies of the registration statement will be available when filed and without charge at the U.S. Securities and Exchange Commission's Internet site (http://www.sec.gov).

The representations, warranties and covenants made by the parties in the Merger Agreement are qualified, including by information in the schedules referenced in the Merger Agreement that the Company delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information.

Item 8.01 -  Other Events

Great Lakes issued the press release attached as Exhibit 99.1 in connection with the signing of the Agreement.

Item 9.01 – Financial Statements and Exhibits

(d)        Exhibits

2.1        Agreement and Plan of Merger by and among GLDD Acquisitions Corp.,  Aldabra Acquisition Corporation, and certain shareholders of Aldabra Acquisition Corporation and GLDD Acquisitions Corp., dated as of June 20, 2006.

99.1      Press Release of Great Lakes Dredge & Dock Corporation dated June 20, 2006 (this exhibit is furnished).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

/s/ Deborah A. Wensel
Date: June 22, 2006	Deborah A. Wensel
Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
2.1

Agreement and Plan of Merger by and among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, and certain shareholders of Aldabra Acquisition Corporation and GLDD Acquisitions Corp., dated as of June 20, 2006.

99.1	Press Release of Great Lakes Dredge & Dock Corporation dated June 20, 2006 (this exhibit is furnished)